SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.14a-12.

Visteon Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, MAY 14, 2003
TIME:	11:00 AM EASTERN DAYLIGHT TIME
LOCATION:	HOTEL DU PONT 11th & MARKET STREETS WILMINGTON, DELAWARE USA

To Visteon Stockholders,

      We invite you to attend our 2003 Annual Meeting of Stockholders at the Hotel du Pont. At this meeting, you and the other stockholders will be able to vote on the following proposals, together with any other business that may properly come before the meeting:

1.	Elect three directors to the Board of Directors for three-year terms. The Board has nominated for re-election Peter J. Pestillo, Charles L. Schaffer and Thomas T. Stallkamp, all current directors.

2.	Ratify the Board’s appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2003. PricewaterhouseCoopers served in this same capacity in fiscal 2002.

3.	If presented, a stockholder proposal relating to the adoption of a stockholder rights plan.

4.	If presented, a stockholder proposal relating to the adoption of a code for the company’s international operations.

      You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on March 20, 2003 will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

STACY L. FOX
Secretary

Dearborn, Michigan

March 31, 2003

INTRODUCTION
VOTING
2004 STOCKHOLDER PROPOSALS AND NOMINATIONS
MISCELLANEOUS
PROPOSALS
BOARD OF DIRECTORS
EXECUTIVE COMPENSATION
APPENDIX A — PERFORMANCE GRAPH
APPENDIX B — STOCKHOLDINGS
APPENDIX C — EXECUTIVE COMPENSATION
APPENDIX D — AUDIT COMMITTEE CHARTER
APPENDIX E — A PLEDGE OF INTEGRITY
APPENDIX F — DIRECTIONS TO HOTEL DU PONT

CONTENTS

INTRODUCTION	1
VOTING	1
How to Vote Your Shares	1
How to Revoke Your Proxy	2
How to Vote under 401(k) Plans	2
Stockholders Entitled to Vote and Ownership	2
Required Vote	2
Where to Find Voting Results	3
Cost of Solicitation	3
2004 STOCKHOLDER PROPOSALS AND NOMINATIONS	3
MISCELLANEOUS	3
PROPOSALS	4
Item 1 — Election of Directors	4
Item 2 — Approval of Independent Auditors	4
Item 3 — Shareholder Proposal Relating to the Adoption of a Shareholder Rights Plan	5
Item 4 — Shareholder Proposal Relating to a Code for International Operations	7
Other Matters	9
BOARD OF DIRECTORS	9
Directors Continuing in Office	9
Meetings and Committees	10
Director Compensation	11
Related Party Transactions	11
Section 16(a) Beneficial Ownership Reporting Compliance	11
Audit Committee Report	12
EXECUTIVE COMPENSATION	14
Salary and Bonus	14
Stock Options and Restricted Stock	14
Other Compensation and Benefits	14
Organization and Compensation Committee Report On Executive Compensation	15
Appendix A — Performance Graph	17
Appendix B — Stockholdings	18
Appendix C — Executive Compensation	20
Appendix D — Audit Committee Charter	28
Appendix E — A Pledge of Integrity	31
Appendix F — Directions to Hotel du Pont	36

VISTEON CORPORATION

17000 Rotunda Drive
Dearborn, Michigan 48120

PROXY STATEMENT

March 31, 2003

INTRODUCTION

      The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, May 14, 2003, at the Hotel du Pont in Wilmington, Delaware. Directions to the Hotel du Pont can be found in Appendix F.

      There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may actually authorize another person to vote your shares in accordance with your instructions. As described in “Voting” below, we have provided you additional methods for voting by proxy that do not require you to use the proxy card.

      This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into six sections following this Introduction:

•	“Voting”, page 1.

•	“2004 Stockholder Proposals and Nominations”, page 3.

•	“Miscellaneous”, page 3.

•	“Proposals”, page 4.

•	“Board of Directors”, page 9.

•	“Executive Compensation”, page 14.

      We have supplemented these sections with tables and other information, all of which appear in the appendices, beginning on page 17.

      This proxy statement and accompanying proxy are being distributed on or about March 31, 2003.

VOTING

How to Vote Your Shares

      You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must do one of the following:

•	Complete and mail the enclosed proxy card.

•	Call the toll-free telephone number listed on the enclosed proxy card and follow the instructions.

•	Visit the website listed on the enclosed proxy card and follow the instructions.

      By completing and submitting your proxy by any one of these means, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed Daniel R. Coulson and Stacy L. Fox to serve as the proxies for the Annual Meeting.

      Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors, for the ratification of the company’s independent auditors and against the shareholder proposals presented. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

      Regardless of how you submit your proxy, you may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.

•	Submitting a later dated proxy by mail, toll-free number or the Internet.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must also vote your shares.

How to Vote under 401(k) Plans

      If you are a company employee participating in any of the company’s 401(k) plans, then you may be receiving this material because of shares held for you in the plan. In that case, you may use the enclosed proxy card to instruct the plan trustees how to vote those shares. The trustees will vote the shares in accordance with your instructions and the terms of the plan.

      The plan trustees may vote the shares held for you even if you do not direct them how to vote. The trustees will vote any shares for which they do not receive instructions in the same proportion as they vote the shares for which they receive instructions.

Stockholders Entitled to Vote and Ownership

      You are entitled to one vote at the Annual Meeting for each share of the company’s common stock that you owned of record at the close of business on March 20, 2003. As of March 3, 2003, the company had issued and outstanding 130,797,912 shares of common stock. Information regarding the holdings of the company’s stock by directors, executive officers and certain other beneficial owners can be found in Appendix B — Stockholdings.

      A list of the stockholders of record entitled to vote at the annual meeting will be available for review by any stockholder, for any purpose related to the meeting, between 9:00 a.m. and 5:00 p.m. at the principal offices of the company, located at 17000 Rotunda Drive, Dearborn, Michigan, 48120, for ten days before the meeting.

Required Vote

      The company’s By-Laws require that a majority of the company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for a quorum which is needed to transact business. Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the Annual Meeting. Assuming a quorum is present, the affirmative vote of holders of a majority of the total number of votes of common stock present in person or represented by proxy and entitled to vote on each proposal is required for the approval of each proposal other than for election of directors. Abstentions will be counted when tabulating the votes cast on the proposals other than the election of directors and have the effect of a negative vote, but broker non-votes will not be counted. The election of directors will be by a plurality of the votes cast and abstentions, withheld votes and broker non-votes will not be counted as votes cast.

Where to Find Voting Results

      The company will publish the voting results in its Form 10-Q for the second quarter of 2003, which we plan to file with the Securities and Exchange Commission in July 2003. You will also find the results in the investor information section of the company’s website (www.visteon.com/investors).

Cost of Solicitation

      The company will pay for soliciting these proxies. The company’s directors, officers and employees may solicit proxies in person or by telephone, mail, e-mail, telecopy or letter. The company has also retained Georgeson Shareholder Communication, Inc. to assist it in distributing proxy solicitation materials and soliciting proxies at a cost of approximately $10,000, plus reasonable out-of-pocket expenses. The company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners.

2004 STOCKHOLDER PROPOSALS AND NOMINATIONS

      Stockholder proposals that are intended to be included in the company’s proxy materials for the 2004 Annual Meeting must be presented pursuant to Securities and Exchange Commission Rule 14a-8 and received by the Secretary of the company no later than December 1, 2003.

      A shareholder that intends to present business at the 2004 Annual Meeting other than pursuant to Rule 14a-8, which may not be included in the company’s proxy materials, must comply with the requirements set forth in the company’s By-Laws. Among other things, a shareholder must give written notice of its intent to bring business before the 2004 Annual Meeting to the company no later than December 1, 2003. However, if the date for the 2004 Annual Meeting is more than 30 calendar days prior to, or after, May 14, 2004, then such written notice must be received no later than the tenth day following the day on which we announce the annual meeting date to the public. This written notice must contain specified information as set forth in the company’s By-Laws.

      You may recommend any person to be a director by writing to the Secretary of the company. The deadlines for submitting written notice nominating a director is the same as that set forth above for other matters proposed to be presented at the 2004 Annual Meeting. This notice also must include, among other things, the name, age, address, occupations and stockholdings of the proposed nominee.

      To the extent permitted, the company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination.

MISCELLANEOUS

      Visteon’s 2002 Annual Report, including consolidated financial statements, is being mailed to you with this proxy. Stockholders may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, including exhibits thereto, by contacting our Shareholder Relations department in writing at 17000 Rotunda Drive, Dearborn, MI 48120; by phone (877) 367-6092; or via email at vcstock@visteon.com. Our periodic and current reports, including our Annual Report on Form 10-K, and any amendments thereto are also available through our internet website at www.visteon.com.

      Securities and Exchange Commission rules allow us to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. These rules benefit both you and Visteon. It reduces the volume of duplicate information received at your household and helps to reduce Visteon’s printing and mailing expenses. Each shareholder will continue to receive a separate proxy card or voting instruction card.

      If your household received a single set of disclosure documents for this year, but you would prefer to receive your own copy, please contact our transfer agent, The Bank of New York, by calling their toll free number, (877) 881-5962.

      If you would like to receive your own set of Visteon’s annual disclosure documents in future years, follow the instructions described below. Similarly, if you share an address with another Visteon shareholder and together both of you would like to receive only a single set of Visteon’s annual disclosure documents, follow these instructions:

      If your Visteon shares are registered in your own name, please contact our transfer agent, The Bank of New York, and inform them of your request by calling them at (877) 881-5962, writing to them at Visteon Shareholder Services, c/o The Bank of New York, P.O. Box 11258, New York, NY 10286 or by email at vcshareholder@bankofny.com.

      If a broker or other nominee holds your Visteon shares, please contact ADP and inform them of your request by calling them at (888) 603-5847 or writing to them at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Be sure to include your name, the name of your brokerage firm and your account number.

PROPOSALS

Item 1.  Election of Directors

      The first proposal on the agenda for the Annual Meeting will be electing three directors to serve as Class III directors for a three-year term beginning at this Annual Meeting and expiring at the 2006 Annual Meeting of Stockholders. (For a description of the three classes of directors, see the “Board of Directors” section beginning on page 9.) The nominees receiving the greatest number of votes cast will be elected.

      We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

      The Board of Directors has nominated Peter J. Pestillo, Charles L. Schaffer and Thomas T. Stallkamp for re-election as Class III directors. The following is a brief biography of each nominee. You will find information on their holdings of the company’s common stock in Appendix B.

      Peter J. Pestillo is 65 years old. He has been the company’s Chairman of the Board and Chief Executive Officer since the company’s formation in January 2000, and his term as a Class III director expires in 2003. Before that, Mr. Pestillo had been the Vice Chairman and Chief of Staff of Ford, and previously Ford’s Executive Vice President, Corporate Relations. Mr. Pestillo had been, prior to the Visteon spin-off in June 2000, a Ford employee since 1980. Mr. Pestillo is also a director of Rouge Industries, Inc. and Sentry Insurance.

      Charles L. Schaffer is 57 years old. He has been a director since January 2001, and his current term as a Class III director expires in 2003. Mr. Schaffer is the former Chief Operating Officer of United Parcel Service, Inc.

      Thomas T. Stallkamp is 56 years old. He has been a director of the company since April 2002, and his current term as a Class III director expires in 2003. He has been the Vice Chairman and Chief Executive Officer of MSX International, Inc. since January 2000 and prior to joining MSX International, he was Vice Chairman for DaimlerChrysler Corporation and also served as President of Chrysler Corporation. Mr. Stallkamp serves as a director of Baxter International Inc. and Kmart Corporation.

      The Board of Directors Recommends that You Vote for the Election of Peter J. Pestillo, Charles L. Schaffer And Thomas T. Stallkamp as Directors.

Item 2.  Approval of Independent Auditors

      The next proposal on the agenda for the Annual Meeting will be ratifying the Board’s appointment of PricewaterhouseCoopers LLP as the company’s independent auditors for fiscal year 2003.

      PricewaterhouseCoopers served in this capacity for fiscal year 2002, and has reported on the company’s 2002 consolidated financial statements. The Audit Committee recommended to the Board that PricewaterhouseCoopers be reappointed for fiscal year 2003.

      Representatives of PricewaterhouseCoopers LLP, the company’s independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions. For information regarding fees paid to PricewaterhouseCoopers LLP, see the Audit Committee Report on page 12.

      The Board of Directors Recommends that You Vote for the Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for Fiscal Year 2003.

Item 3.	Shareholder Proposal Relating to the Adoption of a Shareholder Rights Plan

      The next proposal on the agenda for the Annual Meeting will be a shareholder proposal relating to the adoption of a stockholder rights plan by the company. In accordance with SEC rules, the text of the shareholder proposal is printed exactly as it was submitted.

3 — Allow Shareholder Vote regarding Poison Pills

This topic won our 63%-yes vote

This is to recommend that our Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

This proposal is submitted Ray T. Chevedden, 5965 S. Citrus Ave, Los Angeles, Calif. 90043.

Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania’s Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

Our 63%-yes vote

This topic won our 63%-yes vote at our 2002 annual meeting based on yes and no votes cast. Our 63%-yes vote in 2002 vote exceeded the 60%-average yes vote for this topic at 50 companies in 2002. Shareholder resolutions should be binding according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002.

Challenges Faced by our Company

Shareholders believe that the challenges faced by our company in the past year demonstrate a need for shareholders to have an input on any poison pill considered by our company:

1) Visteon lost $318 million in the first nine months of 2002.

2) Visteon hit a new low of $7.

3) Prices paid by Ford were falling faster than Visteon cost savings.

4) Visteon results were slightly below expectation despite strong Ford production.

Additionally:

5) Our company could do more to encourage shareholder attendance at the annual meeting. Eight shareholder attended the 2002 Boston meeting.

6) Our management could do a more professional job of evaluating this proposal topic. Our management’s 2002 stand on this topic relied too much on subjective words such as “believes,” “our view,” and the Board’s “opinion.”

Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. The Corporate Library www.thecorporatelibrary.com also includes information on this topic. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/ HCA, McDermott International and Airborne, Inc. I believe that our company should follow suit and allow shareholder input.

Allow Shareholder Vote regarding Poison Pills

This topic won our 63%-yes vote
Yes on 3

     The Board of Directors Recommends that You Vote Against this Proposal for the Reasons Set Forth Below:

      The Board has not adopted a shareholders rights plan. That being said, the Board believes it is important that it retain flexibility to adopt such a plan without having to conduct a shareholder vote if, in the future opinion of the Board, a rights plan is necessary to protect the interest of the shareholders. The Board of Directors has a fiduciary responsibility to act in the best interests of Visteon and its shareholders, and is committed to do so. Consistent with long-standing corporate governance principles, we believe it is essential that the Board maintain its right to oversee the activities of the company in accordance with its experience and sound business judgment. To the extent the Board, in the future and after due and careful consideration, determines that adopting a shareholder rights plan is in the best interest of the company and its shareholders, it is duty bound to so act. While the Board has not adopted a rights plan, there is compelling evidence that such plans are an effective tool against unfair, imprudent, or abusive takeover attempts. More than 500 public companies have adopted rights plans since 1998, bringing the number of public companies with such plans to a total of approximately 2,300. The theory behind rights plans is that interested acquirors should be obligated to negotiate in good faith with the board for the benefit of all shareholders. Such plans can be effective in minimizing pressure tactics under which shareholders are not treated equally or fairly. Rights plans seek to enable the board to conduct a full assessment of any potential offer, and dispassionately determine whether a sale is in the company’s best interest, rather than having sale terms dictated by a third party. In fact, various studies have concluded that takeover premiums are materially higher at firms with pills in place then at non-pill firms. There is also evidence that such plans generally do not prevent a transaction from ultimately taking place. In fact, for every U.S. firm that successfully defended a hostile takeover attempt and remained independent since 1997, at least 20 firms with pills accepted offers.

      In our view, it is fundamental to corporate governance principles that decisions affecting the strategy and future of the company, including the potential sale of the company, rest with the Board of Directors, which is legally bound by duties of care and loyalty in its management of the company. We believe it is for this very reason that the Delaware Supreme Court has repeatedly validated the use of a stockholder rights plan when it is adopted by a company’s board of directors to allow the board of directors to evaluate the best course for its company, and that the vast majority of corporations do not subject their rights plan to stockholder approval.

For these Reasons, the Board of Directors Recommends that You Vote Against this Proposal.

Item 4.	Shareholder Proposal Relating to a Code for International Operations

      The next proposal on the agenda for the Annual Meeting will be a shareholder proposal relating to the adoption of a code for the company’s international operations. In accordance with SEC rules, the text of the shareholder proposal is printed exactly as it was submitted.

      Three shareholders, Congregation of the Benedictine Sisters, 530 Bandera Road, San Antonio, Texas, 78228; Congregation of the Sisters of Charity of the Incarnate Word, 6510 Lawndale, Houston, Texas, 77223; and the Christus Health Fund, 2600 North Loop West, Houston, Texas, 770892, have informed the company that they intend to jointly present for action at the Annual Meeting the following proposal and have furnished the following statement in support of their proposal:

PROPOSAL FOR A GLOBAL SET OF CORPORATE STANDARDS

Whereas, Visteon, as a global corporation, faces numerous complex problems as the international context within which our company operates is becoming increasingly diverse as we enter the new millennium.

A new poll on corporate social responsibility found that 60% of Americans that own shares say that a company’s record on its broader social responsibilities influenced their decision to purchase or sell its shares. Respondents ranked “equal and fair treatment of all employees” more highly than “providing quality products at the lowest possible price” as a key expectation of corporate behavior. (Environics International, 2/2001)

Companies are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues that include human rights, workers’ right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Workers need to have effective means to resolve complaints at local levels.

We believe global companies need to implement comprehensive codes of conduct, such as those found in the “Principles for Global Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

Our company should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations that know the local culture. A number of global companies are developing credible code enforcement mechanisms that include independent monitoring.

Improving the quality of life for employees and their communities can lead to increased productivity and enhance the bottom line for the company.

RESOLVED, the shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and report a summary of this review to shareholders by October 2003.

Supporting Statement

We recommend the review include the following areas:

1. A description of policies which are designed to protect human rights — civil, political, social, cultural and economic — consistent with respect for human dignity and International Labor Organizations’ core labor standards.

2. A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3. A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

4. Establishment of consistent standards for workers’ health and safety, practices for handling hazardous wastes and protection of the environment, as well as promoting a fair and dignified quality of life for workers and their communities.

We believe a company needs comprehensive global standards to guide its decisions in order to compete successfully in the 21st Century.

     The Board of Directors Recommends that You Vote Against this Proposal for the Reasons Set Forth Below:

      After becoming an independent, public company, a comprehensive ethics and compliance program that directly addresses the issues raised in this proposal, as well as other issues that the company feels are essential to realizing our mission to become the supplier, employer and community citizen of choice was implemented.

      The cornerstone of the ethics and compliance program is our ethics policy, entitled “A Pledge of Integrity”, a copy of which is attached as Appendix E to this proxy statement. This policy describes the company’s expectations regarding the standards of behavior and conduct of employees and underscores our commitment, at all levels of the organization, to the core values underlying our ethical standards.

      The ethics and compliance program includes several elements that ensure our employees thoroughly understand the policy, effectively communicate it throughout the organization, and adhere to it in all of their business dealings. The policy is translated into 9 different languages and is distributed to our employees throughout the world. Senior leadership (approximately 4,000 employees) has been taken through an interactive ethics awareness training session and has, in turn, trained their own organizations. To date, approximately 13,000 employees throughout the world have had the training and certified compliance with the policy by signing a certificate. The policy is also presented to new employees during orientation. Other elements of our ethics and compliance program include a bi-annual update of our Compliance Plan, which identifies additional training for specific groups of employees in ethics areas relevant to the work they perform, bi-annual certification of compliance by the leadership employees, and an appointed Director of Compliance who is responsible for overseeing the program and ensuring Visteon’s ethics and compliance activities remain on the leading edge of good corporate governance practices. As part of our overall program, the company also maintains a “hotline” and encourages employees to report any concerns or failures in compliance. Finally, the company has a compliance committee, supported by the internal audit function, that audits compliance on an on-going basis, investigates potential issues, and provides a summary of its findings to the Audit Committee of the Board of Directors on a regular basis.

      As an extension of our ethics program, the company has adopted the Global Sullivan Principles of Corporate Responsibility (the “Principles”), a code of conduct that provides a framework by which socially responsible companies commit to align their policies toward promoting equal opportunity and development of employees, environmental responsibility and community involvement wherever it conducts business. Through an annual report presented to the Audit Committee, the company describes its activities and compliance within our ethics areas as well as the policies included in the Principles. The company has also established an Office of Corporate Social Responsibility to train and educate employees about the importance of corporate social responsibility (“CSR”), measure company CSR performance, and to develop progress reports to be provided to the company’s stakeholders.

      We feel the strength and breadth of our ethics and compliance program, as well as our commitment to the Principles, clearly demonstrates our sincere commitment to the values and principles set forth in our “Pledge of Integrity” booklet, and to those included in this proposal.

      For these Reasons, the Board of Directors Recommends that You Vote Against this Proposal.

Other Matters

      Neither the company nor its directors intend to bring before the Annual Meeting any matters other than the election of the three directors, the ratification of the company’s independent auditors and the consideration of two shareholder proposals. Also, they have no present knowledge that any other matters will be presented by others for action at the meeting.

BOARD OF DIRECTORS

      The Board of Directors consists of ten directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class III directors are up for election at the Annual Meeting as described under “Proposals — Item 1 — Election of Directors”, and the nominees for election are all currently Class III directors.

Directors Continuing in Office

      The Class I and II directors will continue in office following this Annual Meeting, and their terms will expire in 2004 (Class I) or 2005 (Class II). The following are brief biographies of each of these directors. You will find information on their holdings of the company’s common stock in Appendix B.

      Marla C. Gottschalk is 42 years old. She has been a director of the company since March 2003, and her current term as a Class II director expires in 2005. Ms. Gottschalk has been Senior Vice President, Financial Planning and Investor Relations for Kraft Foods, Inc. since February 2002. Before that she served as Executive Vice President and General Manager of the Post Division, and Vice President, Marketing and Strategy for the Kraft Cheese Division.

      William H. Gray, III is 61 years old. He has been a director of the company since June 2000, and his current term as a Class II director expires in 2005. Mr. Gray is President and Chief Executive Officer of the United Negro College Fund and serves as a director of J.P. Morgan Chase Corporation, Dell Computer Corporation, Electronic Data Systems Corporation, Pfizer, Inc., The Prudential Insurance Company of America, Rockwell International Corporation and Viacom, Inc.

      Steven K. Hamp is 54 years old. He has been a director of the company since January 2001, and his current term as a Class I director expires in 2004. Mr. Hamp is the President of The Henry Ford Museum and Greenfield Village in Dearborn, Michigan.

      Robert H. Jenkins is 60 years old. He has been a director of the company since June 2000, and his current term as a Class II director expires in 2005. Mr. Jenkins is the former Chairman of the Board and Chief Executive Officer of Sundstrand Corporation. Mr. Jenkins is also a member of the Board of Directors of AK Steel Holdings Corporation, Clarcor, Inc., Jason Incorporated, Sentry Insurance and Solutia, Inc.

      Michael F. Johnston is 55 years old. He has been a director of the company since May 2002, and his current term as a Class I director expires in 2004. Mr. Johnston has been the company’s President and Chief Operating Officer since September 2000. Before that, Mr. Johnston had been President, e-business for Johnson Controls, Inc., and previously President-North America and Asia of Johnson Control’s Automotive Systems Group, and President of its automotive interior systems and battery operations. Mr. Johnston is also a director of Flowserve Corporation.

      Karl J. Krapek is 54 years old. He has been a director of the company since February 2003, and his current term as a Class I director expires in 2004. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation. Prior to that he served as President of United Technologies’ Pratt and Whitney division.

      Robert M. Teeter is 64 years old. He has been a director of the company since June 2000, and his current term as a Class I director expires in 2004. He is the President of the Coldwater Corporation and serves as a director of Bank of Ann Arbor, Kaydon Corporation and United Parcel Service, Inc.

Meetings and Committees

      During 2002, the Board of Directors held seven meetings and took action by written consent two times in lieu of additional meetings. All of the directors attended at least 75% of all meetings of the board and board committees on which they served during 2002.

      The Board of Directors has a standing Audit Committee, currently consisting of Robert H. Jenkins (Chairman), Marla C. Gottschalk and Charles L. Schaffer, all of whom are considered independent under the rules of the New York Stock Exchange. Ms. Gottschalk was appointed to serve on the Audit Committee as of March 12, 2003, replacing Kathleen J. Hempel who recently resigned from the Board of Directors. During 2002, the Audit Committee held six meetings. The duties of the Audit Committee are generally:

•	to select, evaluate and, if necessary, replace the independent auditor,

•	to recommend to the stockholders whether to ratify the appointment of the independent auditors that annually audit the company’s books and records,

•	to approve all audit and non-audit engagement fees and terms,

•	to review the activities and the reports of the company’s independent auditors,

•	to review internal controls, accounting practices, financial structure and financial reporting, including the results of the annual audit and review of interim financial statements,

•	to review and monitor compliance procedures, and

•	to report the results of its review to the Board.

      The Audit Committee Report can be found on page 12.

      The Board also has a standing Organization and Compensation Committee, consisting of Robert H. Jenkins (Chairman), William H. Gray, III, Steven K. Hamp and Charles L. Schaffer. During 2002, the Organization and Compensation Committee held four meetings. The duties of the Organization and Compensation Committee are generally:

•	to review and approve corporate goals and objectives relative to the compensation of the Chief Executive Officer, evaluate the Chief Executive Officer’s performance and set the Chief Executive Officer’s compensation level based on this evaluation,

•	to review and approve executive compensation and incentive plans,

•	to approve the payment of cash performance bonuses and the granting of stock options to the company’s employees, including officers, and

•	to review and recommend management development and succession planning.

      The Board also has a standing Corporate Governance and Nominating Committee, consisting of Robert M. Teeter (Chairman), William H. Gray, III, Steven K. Hamp and Thomas T. Stallkamp. During 2002, the Corporate Governance and Nominating Committee held two meetings. The duties of the Corporate Governance and Nominating Committee are generally:

•	to review the performance of the Board as a whole,

•	to review and recommend to the Board compensation for outside directors,

•	to review and monitor worldwide performance of the company as it affects the environment, employees, communities and customers,

•	to develop criteria for board membership, and

•	to identify, review and recommend board candidates.

      The Corporate Governance and Nominating Committee will consider director nominees of stockholders if such recommendations are submitted in writing to the company’s Secretary and accompanied by the written consent of such person to serve as a director. The company’s By-Laws also contain a procedure for direct nomination by stockholders (see page 3).

Director Compensation

      Directors who are not employees of the company receive directors’ fees of $40,000 per year plus an additional $10,000 per year for each committee on which they serve. Beginning in 2003, these directors will also receive $500 for each committee meeting they participate in. These directors may elect to defer their compensation under the company’s Deferred Compensation Plan for Non-Employee Directors, a nonqualified benefit plan, into a unit account. Amounts deferred into the unit account are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock. In addition, the company reimburses its directors for expenses, including travel, they incur in connection with attending board and committee meetings. Directors are also eligible to participate in the company’s Management Lease Car Program which offers favorable lease rates and includes all maintenance and insurance costs.

      In 2002, non-employee directors also received a grant of 3,000 shares of restricted common stock under the Visteon Corporation Restricted Stock Plan for Non-Employee Directors. The restrictions expire for one third of the shares each year following the year of grant.

      To further link director and shareholder interests, the company has established stock ownership guidelines for non-employee directors. Each non-employee director has a goal to own common stock equal in value to five times the annual directors’ fee of $40,000 within five years of their appointment as a director.

Related Party Transactions

      MSX International, Inc. provides contract staffing and master vendor services to the company. Mr. Thomas T. Stallkamp, a member of the company’s Board of Directors, is the Chief Executive Officer of MSX International. Visteon paid MSX International approximately $20 million in 2002 for staffing services performed directly by MSX International. An additional $95 million was paid to MSX International on a pass-through basis in connection with MSX International’s role as master vendor on the behalf of other suppliers and is not recognized as revenue by MSX International.

      The company has also entered into a consulting agreement with the Coldwater Corporation, effective July 1, 2002. Robert M. Teeter, a member of the company’s Board of Directors, is the President of the Coldwater Corporation. Under this agreement, Mr. Teeter provides business planning and public policy advice. The current agreement expires June 30, 2003. The fees payable under this one-year contract are $200,000 plus expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

      There were no late filings during 2002.

AUDIT COMMITTEE REPORT

      The Audit Committee operates under a written charter adopted by the Board of Directors. (A copy of the Audit Committee Charter is attached as Appendix D.) Visteon management has the primary responsibility for the company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees these processes and reports to the Board of Directors on its findings.

Audit Fees

      PricewaterhouseCoopers LLP served as the company’s independent auditors in 2002. Fees billed to the company for services rendered for the audit of the financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002, and the interim reviews of the financial statements included in the company’s Quarterly Reports on Form 10-Q during 2002 totaled $3.2 million. These fees included amounts associated with the statutory audits of foreign subsidiaries, as such audits are considered an integral part of the overall audit scope and approach.

Financial Information Systems Design and Implementation Fees

      PricewaterhouseCoopers LLP did not render any information technology services to the company during 2002 related to systems that track and generate information significant to the financial statements.

All Other Fees

      For the fiscal year 2002, PricewaterhouseCoopers LLP billed the company $7.2 million for all other non-audit services. These non-audit services included tax compliance and advisory support of $3.6 million, internal audit staff support of $2.2 million, other audit related services of $0.8 million, and non-audit related services of $0.6 million. As previously disclosed, Visteon ceased using PricewaterhouseCoopers for internal audit staff support effective December 31, 2002.

Auditor Independence

      During the year, the Audit Committee met and held discussions with Visteon management and PricewaterhouseCoopers LLP. The Audit Committee reviewed and discussed with Visteon management and PricewaterhouseCoopers LLP the audited financial statements contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed under the Statement on Auditing Standards No. 61 (Communications with Audit Committees). Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2002, and filed with the Securities and Exchange Commission.

      PricewaterhouseCoopers LLP submitted to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with PricewaterhouseCoopers LLP the firm’s independence and considered whether the provision of non-audit services by PricewaterhouseCoopers LLP to the company is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Audit Committee concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the provision of such non-audit services.

Audit Committee

Robert H. Jenkins (Chairman)
Charles L. Schaffer

EXECUTIVE COMPENSATION

      This section provides summary information regarding the compensation of Peter J. Pestillo, Chairman and Chief Executive Officer; Michael F. Johnston, President and Chief Operating Officer; Daniel R. Coulson, Executive Vice President and Chief Financial Officer; James C. Orchard, Executive Vice President and President, North American and Asia; and Dr. Heinz Pfannschmidt, Vice President and President, Europe and South America (the “Named Executives”).

      This section also includes a report of the Board’s Organization and Compensation Committee (see page 15), which discusses the general compensation principles used by the committee for senior executive officers, as well as the specific factors used to determine the chief executive officer’s compensation.

Salary and Bonus

      All of the Named Executives had their salaries reviewed and/or increased in 2002 and all of the Named Executives received a long-term incentive award for 2002. You will find additional information regarding this group’s salaries and bonuses in Appendix C.

Stock Options and Restricted Stock

      During 2002, these executive officers received restricted stock grants and non-qualified options to purchase company stock. You will find additional information regarding these restricted stock and option grants in Appendix C.

Other Compensation and Benefits

      This group of executive officers receives medical, group life insurance and other benefits that are available generally to all of the company’s salaried employees. They also participate in the company’s salaried employees’ pension plan, which is qualified under Section 401(a) of the U.S. Internal Revenue Code, and receive certain other perquisites. Dr. Pfannschmidt is covered by an individual pension arrangement in Germany. In addition, these executive officers are eligible to defer their bonuses under the company’s Deferred Compensation Plan. Amounts deferred into the Visteon stock fund of the plan are allocated based on the price of the company’s common stock at the time of deferral, and the value of this account is directly related to the performance of the company’s common stock.

      You will find additional information regarding the other compensation and benefits in Appendix C and a table showing the historical performance of the company’s common stock in Appendix A.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

WITH RESPECT TO EXECUTIVE COMPENSATION REPORTED
FOR THE LAST COMPLETED FISCAL YEAR

      The Organization and Compensation Committee of the Board of Directors, which is composed entirely of non-employee directors, oversees the company’s programs for compensating executive officers and other key management employees and approves the salaries and other incentive awards to senior executives.

Policies and Objectives

      Visteon’s compensation plans are designed to provide competitive compensation opportunities which align the compensation of its executive officers with its business objectives and the creation of shareholder value through annual and long-term incentives tied to corporate and individual performance as well as the performance of Visteon’s common stock. The compensation plans are designed to retain a strong executive team and allow the company to attract talent to the organization.

      The Visteon Corporation 2000 Incentive Plan (the “Plan”) was approved by shareholders in 2001 and incorporates both annual and long-term incentive components. A major portion of each executive’s compensation is intended to derive from incentives.

      The company has adopted stock ownership goals for officers at the vice president level and above. The goal for these officers is to own common stock worth a multiple of salary, ranging from one times salary up to seven times salary for the Chairman and Chief Executive Officer, within three years.

      The committee has also considered the company’s ability to deduct from taxable income certain performance based compensation under section 162(m) of the Internal Revenue Code. The committee intends that all compensation paid by the company be deductible; however, it reserves the right to pay nondeductible compensation if, in its sole discretion, it deems it necessary or desirable.

Program Components

      In 2002, executive officers’ compensation was composed of base salary, an annual bonus opportunity and long-term incentive compensation. For each executive officer, base salary was reviewed in relation to job responsibilities, skills, experience and competitive industry practice. The competitive compensation assessment included a comparison to executive positions in other comparably sized auto supply and technology firms, including Dana Corporation, Delphi Corporation, Eaton Corporation, Johnson Controls, Inc., Lear Corporation, Lucent Technologies Inc., Motorola Inc., Textron Inc. and TRW, Inc. as well as in the general industry. Visteon’s compensation plans are targeted to deliver compensation at the median of the competitive market when performance is at expected levels.

      The measures for determining the award of an annual incentive were corporate performance measured through return on assets and profit before tax, and modified for safety, quality and cash flow performances. Individual awards are modified by achievement of individual goals in the areas of business results, leadership behavior and development of people. The company met the threshold requirements for an award of an annual incentive.

      The long-term incentive opportunity consists of stock options, restricted stock and cash awards earned over a three-year performance cycle. The restricted stock and cash awards are dependent on attainment of long-term goals for return on equity and quality over a three-year performance period.

      A transition plan was implemented for the 2001-2003 long-term incentive cycle to facilitate the transition from the former incentive plans which focused primarily on annual performance to a plan with greater emphasis on long-term incentives. To address the significant reduction in annual cash opportunities from the prior plan, interim goals were implemented in the long-term component of the 2000 Incentive Plan. The interim goals were based on the achievement of return on equity and quality targets and provide the opportunity for a pro rata cash payout during the initial two years of the plan. For 2002, as in 2001, the company achieved the interim quality goal and made a cash payout under the plan.

Chairman & Chief Executive Officer Compensation

      The Chairman & Chief Executive Officer’s compensation for the year 2002 was reviewed in the same manner as the other executive officers, as described above, and consisted of base salary of $1.1 million and a long-term cash award of $187,500. The Chairman & Chief Executive Officer also received a stock option grant of 255,282 shares and a restricted stock grant of 133,567 shares with restrictions lapsing on the third anniversary of the date of grant if certain performance goals are achieved. In 2002, the Chairman & Chief Executive Officer also received a long-term cash award opportunity of $3,625,000 which can be earned based on the achievement of specified return on equity and quality goals over a three year performance period. The Chief Executive Officer received an annual cash incentive award of $550,000 for 2002.

Summary

      The Committee believes that Visteon’s compensation plans support the company’s strategic objectives and provide strong alignment of the interests of its executives with these objectives as well as the creation of shareholder value.

By the Organization and Compensation Committee:

Robert H. Jenkins (Chairman)
William H. Gray, III
Steven K. Hamp
Charles L. Schaffer

APPENDIX A — PERFORMANCE GRAPH

      The following graph compares the cumulative total return on the company’s common stock with the cumulative total return on the S & P 500 Composite Index and a Revised Peer Group Index that Visteon has developed. The Revised Peer Group Index is composed of ArvinMeritor, Inc., American Axle & Manufacturing Holdings, Inc., Borg-Warner Automotive, Inc., Dana Corporation, Delphi Corporation, Johnson Controls, Inc., Lear Corporation and Magna International, Inc. Federal-Mogul Corporation and TRW, Inc. have been removed from the peer group index presented by the company previously as they ceased to be publicly traded companies. Further, as a result of a review of our peer companies, we have also removed Tenneco Automotive, Inc. and Tower Automotive, Inc. from our previous peer group index. These companies were removed based on our determination that their primary product focus differed from those of Visteon and the other companies remaining in our Revised Peer Group Index. At this time, no companies have been determined to be suitable replacements of those removed. For comparison purposes, we have also included in the accompanying graph our Previous Peer Group Index, which is composed of ArvinMeritor, Inc., American Axle & Manufacturing Holdings, Inc., Borg-Warner Automotive, Inc., Dana Corporation, Delphi Corporation, Johnson Controls, Inc., Lear Corporation, Magna International, Inc., Tenneco Automotive, Inc. and Tower Automotive, Inc.

      The graph assumes an initial investment of $100 and reinvestment of cash dividends. The comparisons in this table are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the common stock or the referenced indices.

Comparison of Cumulative Total Return

for the Period from June 29, 2000 to December 31, 2002

	6/29/00	12/29/00	12/31/01	12/31/02

Visteon Corporation	$100	$84.29	$112.01	$53.02
S & P 500 Index	$100	$92.06	$81.12	$63.19
Revised Peer Group Index	$100	$87.24	$128.17	$113.31
Previous Peer Group Index	$100	$87.55	$127.90	$113.32

APPENDIX B — STOCKHOLDINGS

      This Appendix B contains stockholding information for the nominees for election as directors, the directors continuing in office, the company’s executive officers and beneficial owners of more than five percent of the company’s voting securities.

      Ownership of the company’s common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he or she has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

      In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him or her. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of the company’s common stock outstanding on March 3, 2003 (130,797,912 shares).

Nominees, Continuing Directors and Executive Officers

      The following table contains stockholding information for the nominees for election as directors, the directors continuing in office, and the company’s executive officers.

				Common Stock
				Beneficially Owned

			Term to	Number
Name	Age	Positions with Company	Expire	(1)(2)		Percent

Nominees for Election as Directors
Peter J. Pestillo	65	Chairman and Chief Executive Officer	2003	947,935	(3)	*
Charles L. Schaffer	57	Director	2003	18,679		*
Thomas T. Stallkamp	56	Director	2003	3,000		*
Directors Continuing in Office
Marla C. Gottschalk	42	Director	2005	0		*
William H. Gray, III	61	Director	2005	9,346		*
Steven K. Hamp	54	Director	2004	23,679		*
Robert H. Jenkins	60	Director	2005	9,346		*
Michael F. Johnston	55	Director, President and Chief Operating Officer	2005	694,070		*
Karl J. Krapek	54	Director	2004	0		*
Robert M. Teeter	64	Director	2004	19,496		*
Other Executive Officers
Daniel R. Coulson	60	Executive Vice President and Chief Financial Officer	—	201,748		*
James C. Orchard	52	Executive Vice President	—	195,076		*
Dr. Heinz Pfannschmidt	55	Vice President	—	95,707		*
All Directors and Executive Officers as a Group (15 Persons)				2,484,814		1.9

*	less than 1%.

(1)	For non-employee directors the amounts shown include shares of common stock represented by Visteon stock units credited under the Deferred Compensation Plan for Non-Employee Directors. These shares may be deliverable after termination of board service. For executive officers the amounts shown include shares of common stock represented by Visteon stock units credited under the Visteon Investment Plan, the Visteon Savings Parity Plan and the Visteon Deferred Compensation Plan and are payable following termination of employment.

(2)	Also, included are shares of common stock which the following executive officers had a right to acquire ownership of pursuant to options granted by the company exercisable on or within 60 days after March 1, 2003: Mr. Pestillo (139,918 shares); Mr. Johnston (112,099 shares); Mr. Coulson (28,869 shares); Mr. Orchard (31,872 shares); and Dr. Pfannschmidt (24,926 shares).

(3)	Mr. Pestillo has reported beneficial ownership of 7,837 shares of common stock owned by a family partnership.

Other Beneficial Owners

      The company believes that the following table is an accurate representation of beneficial owners of more than 5% of any class of the company’s voting securities. The table is based upon reports on Schedules 13G filed with the Securities and Exchange Commission or other information believed to be reliable.

	Name and Address	Amount and Nature
Title of Class	Of Beneficial Owner	Of Ownership	Percent of Class

Common Stock	Donald Smith & Co., Inc. East 80, Route 4, Suite 360 Paramus, NJ 07652	6,540,600 shares held with sole voting and dispositive power	5.03%

APPENDIX C — EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes compensation information for the company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer for each of our past three fiscal years.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

				Other Annual	Restricted	Securities	LTIP	All Other
		Salary	Bonus	Compensation	Stock Awards	Underlying	Payouts	Compensation
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	Options/SARs	($)	($)(3)

Peter J. Pestillo	2002	1,083,333	550,000	239,069	1,812,504	255,282	187,500	0
Chairman and	2001	1,000,000	0	129,600	1,500,000	164,474	176,812	60,000
Chief Executive Officer	2000	933,334	1,500,000	31,320	3,417,481	0	0	55,997
Michael F. Johnston(4)	2002	791,667	400,000	137,146	1,934,281	138,644	111,400	0
President and	2001	737,500	0	75,644	890,625	97,657	104,982	610,000
Chief Operating Officer	2000	204,167	150,000	0	4,527,750	50,000	0	750,000
Daniel R. Coulson	2002	527,500	185,000	47,116	386,256	54,401	36,800	0
Executive Vice President	2001	468,750	0	35,749	293,750	32,210	34,626	28,122
and Chief Financial Officer	2000	393,667	300,000	7,700	785,628	0	0	25,478
James C. Orchard(5)	2002	587,500	200,000	52,517	698,624	50,616	45,000	0
Executive Vice President	2001	239,583	0	25,000	644,100	45,000	17,651	200,000
Operations	2000	—	—	—	—	—	—	—
Dr. Heinz Pfannschmidt(6)	2002	472,951	150,000	70,559	414,984	29,780	32,568	0
Vice President & President,	2001	66,470	0	15,000	303,000	45,000	2,078	350,000
Europe and South America	2000	—	—	—	—	—	—	—

(1)	The “Other Annual Compensation” column includes the amount of various reportable perquisites and other personal benefits, including personal use of company aircraft in 2002 for Mr. Pestillo ($128,192) and Mr. Johnston ($36,039), leased car payments in 2002 for Mr. Coulson ($16,393), Mr. Orchard ($15,086) and Dr. Pfannschmidt ($55,559), and other reimbursements made through executive, flexible perquisite accounts in 2002 for Mr. Johnston ($34,125), Mr. Coulson ($11,604), Mr. Orchard ($16,531) and Dr. Pfannschmidt ($15,000). This column also includes tax payments made by the company in 2002 on behalf of each of Mr. Pestillo ($57,052), Mr. Johnston ($49,794), Mr. Coulson ($18,676) and Mr. Orchard ($20,112).

(2)	The shares described in the “Restricted Stock Awards” column were granted under the Visteon Corporation 2000 Incentive Plan and are listed at the market value of our common stock at the time of the award. Shares awarded in 2002 are restricted from sale for three years and are subject to the performance criteria described under “Long-Term Incentive Plan Awards in Last Fiscal Year” on page 21. As of December 31, 2002, Mr. Pestillo owned 480,478 shares of restricted stock valued at $3,344,127; Mr. Johnston owned 343,551 shares of restricted stock valued at $2,391,115; Mr. Coulson owned 105,289 shares of restricted stock valued at $732,811; Mr. Orchard owned 81,483 shares of restricted stock valued at $567,122; and Dr. Pfannschmidt owned 55,581 shares of restricted stock valued at $386,844. For this valuation, each share of restricted stock was valued at $6.96, the closing price of our common stock on December 31, 2002. Holders of restricted stock received the same cash dividends as other stockholders owning common stock.

(3)	The “All Other Compensation” column includes amounts for (1) matching contributions by Visteon under the Visteon Investment Plan (“VIP”) and (2) the values of certain credits provided under the Visteon Savings Parity Plan (“VSPP”). Under the VSPP, Visteon provides benefits substantially equal to benefits that could not be provided under the VIP because of limitations under the Internal Revenue Code. For 2002, no VIP matching contributions were made nor VSPP credits issued. For 2001, this column also included a one-time, lump-sum payment for each of Mr. Johnston, Mr. Orchard and Dr. Pfannschmidt of $595,000, $200,000 and $350,000, respectively. Mr. Johnston also received a signing bonus of $750,000 in 2000, which he deferred into the company stock fund under the company’s Deferred Compensation Plan.

(4)	Mr. Johnston was appointed as of September 15, 2000.

(5)	Mr. Orchard was appointed as of August 1, 2001.

(6)	Dr. Pfannschmidt was appointed as of November 1, 2001.

Stock Options

      The Visteon Corporation 2000 Incentive Plan permits grants of cash awards, stock options, restricted stock and other rights relating to our common stock. In general, whether exercising stock options is profitable depends on the relationship between the common stock’s market price and the exercise price of the option. Options which are “in the money” on a given date can be “out of the money” if stock prices change on a subsequent date. We therefore believe that placing a current value on outstanding options is highly speculative and may not represent any benefit realized by the optionee.

      The following table gives more information regarding stock options granted to each of the Named Executive Officers in 2002.

Option/SAR Grants in Last Fiscal Year(1)

	Individual Grants

	Number of	% of Total
	Securities	Options/SARs
	Underlying	Granted to	Exercise or		Grant Date
	Option/SARs	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	($/Sh)(2)	Date	Value $(3)

Peter J. Pestillo	255,282	7.5%	13.09	2/12/2012	1,812,502
Michael F. Johnston	138,644	4.1%	13.09	2/12/2012	984,372
Daniel R. Coulson	54,401	1.6%	13.09	2/12/2012	386,247
James C. Orchard	50,616	1.5%	13.09	2/12/2012	359,374
Dr. Heinz Pfannschmidt	27,489	0.8%	13.09	2/12/2012	195,172

(1)	All options are for shares of common stock of the company. No SARs were issued during the last fiscal year. In general, 33 1/3% of a stock option grant can be exercised one year after the grant date, 66 2/3% after two years, and 100% after three years. Any unexercised options expire after ten years. If an optionee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all rights end upon termination. Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred.

(2)	The exercise price of the stock options granted is the average of the high and low selling prices of our common stock on the New York Stock Exchange on the date of grant.

(3)	The Grant Date Present Value was determined using the Black-Scholes methodology and the following weighted average assumptions:

(i)	risk free interest rate of 5.25%

(ii)	option life equals 10 years

(iii)	volatility of 52.35%

(iv)	dividend yield of 1.76%

The ultimate value of the options, if any, will depend on the future value of the common stock and the optionee’s investment decisions, neither of which can be accurately predicted.

      The following table provides information concerning the number of securities underlying unexercised stock options held by each of the Named Executive Officers as of December 31, 2002.

Aggregated Option/ SAR Exercises in Last Fiscal Year and

Fiscal Year-End Option/ SAR Values(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options/
	Shares Acquired	Value	Options/SARs at FY-End(#)		SARs at FY-End ($)
Name	On Exercise(#)(1)	Realized($)	Exercisable/Unexercisable		Exercisable/Unexercisable

Peter J. Pestillo	0	0	54,824/	364,932	0/0
Michael F. Johnston	0	0	65,885/	220,416	0/0
Daniel R. Coulson	0	0	10,736/	75,875	0/0
James C. Orchard	0	0	15,000/	80,616	0/0
Dr. Heinz Pfannschmidt	0	0	15,000/	59,780	0/0

(1)	No stock options or SARs were exercised during 2002. No SARs were outstanding as of December 31, 2002.

Long-Term Incentive Plan Awards in Last Fiscal Year

      The tables below represent potential payouts of cash-denominated awards made in the last fiscal year, which are tied to 2004 return on equity (ROE) and quality targets. Target amounts will be earned if 100% of the ROE and quality target levels are met. Threshold amounts are earned under the ROE performance section of the plan if approximately 80% of the ROE target is achieved. Threshold amounts are earned under the quality section of the plan if approximately 75% of the quality target is met. No award is payable under the relevant section of the plan if the performance on that measure is below the threshold performance. There is no maximum in the plan on awards under the ROE measurement. The amounts under “Maximum” in the table assume that 200% of the ROE target is achieved. Maximum awards for the quality section of the plan will be paid out if 120% of the quality target is met.

2002 — 2004 Performance Cycle

			Estimated Future Payouts Under Non-Stock
		Performance or	Price-Based Plans
		Other Period
		Until Maturation	Threshold	Target	Maximum
Name	Target Award	or Payout	($)	($)	($)

Peter J. Pestillo	$3,625,000	2002-2004	$1,404,688	$3,625,000	$6,525,000
Michael F. Johnston	$1,968,750	2002-2004	$762,891	$1,968,750	$3,543,750
Daniel R. Coulson	$772,500	2002-2004	$299,344	$772,500	$1,390,500
James C. Orchard	$718,750	2002-2004	$278,516	$718,750	$1,293,750
Dr. Heinz Pfannschmidt(1)	$520,359	2002-2004	$201,639	$520,359	$936,646

(1)	Currency conversion for non-USD denominated salary based on February 12, 2003 currency exchange rate.

Retirement Plans

      The company maintains the Visteon Corporation Pension Plan (the “VPP” ). The VPP is a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code. It covers primarily salaried employees of the company, not covered by another pension plan. The non-contributory feature of the VPP automatically covers all eligible employees. The non-contributory feature of the VPP provides a monthly benefit, payable in the form of a life annuity, equal to a flat rate times years of employment. The highest flat rate in effect on December 31, 2002, is $47.45. Participants who satisfy the requirements for early retirement, age 55 with 10 years of service or 30 years of service, are eligible for an additional, temporary monthly benefit payable until age 62. Following three months of employment a participant may elect to be covered by the contributory feature of the Plan and receive a contributory benefit in lieu of the non-contributory benefit. The contributory benefit, payable in the form of a life annuity, is equal to 1.5% of Final Average Monthly Salary times years of employment while a contributory participant plus 0.4% of Final Average Monthly Salary in excess of the Social Security Breakpoint times years of employment (not to exceed 35 years) while a contributory participant. Final Average Monthly Salary is the highest average monthly salary paid as of any five consecutive December 31 dates during the last 120 consecutive months that an employee contributes. The Social Security Breakpoint is equal to 150% of the average of the Social Security Wage Base for the last 35 years including the current plan year. Normal retirement is age 65 and portions of early retirement benefits are available at age 62 unreduced for age. Salaried employees hired on or after January 1, 2002, participate in the VPP BalancePlus Program. The monthly benefit payable from the BalancePlus feature of the VPP is based on the greater of the Cash Balance benefit or the Pension Equity benefit. The Cash Balance benefit is based on a hypothetical account which grows with 4% pay credits and interest credits based on the 30-year Treasury bond rate. The Pension Equity benefit is based on a hypothetical account at age 65 equal to 12.5% of Final Average Monthly Salary times years of service. The monthly benefit payable from the BalancePlus Program is reduced for early commencement if payment begin before age 65. Since the VPP is a qualified plan it is subject to the rules of the Internal Revenue Code. The Code limits the amount of benefits that may be paid by a qualified plan and it limits the amount of Salary that may be recognize in computing Plan benefits. In 2002, the maximum salary the Plan may recognize is $200,000.

      In addition to the Visteon Pension Plan, the company has implemented the Pension Parity Plan (“PPP”), an unfunded, non-qualified pension plan. The PPP restores any benefits lost due to the limitations on benefits and compensation imposed by the Internal Revenue Code.

Table 1-A

Projected Total Annual Retirement Benefits
From The Visteon Corporation Pension Plan
And The Pension Parity Plan
(Salaried Employees Hired Prior to January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$24,700	$32,900	$41,200	$49,400	$57,600
200,000	53,100	70,800	88,600	106,300	124,000
300,000	81,500	108,700	136,000	163,200	190,400
400,000	109,900	146,600	183,400	220,100	256,800
500,000	138,300	184,500	230,800	277,000	323,200
600,000	166,700	222,400	278,200	333,900	389,600
700,000	195,100	260,300	325,600	390,800	456,000
800,000	223,500	298,200	373,000	447,700	522,400
900,000	251,900	336,100	420,400	504,600	588,800
1,000,000	280,300	374,000	467,800	561,500	655,200

Table 1-B

Projected Total Annual Retirement Benefits
From The Visteon Corporation Pension Plan
And The Pension Parity Plan
(Salaried Employees Hired On or After January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$17,256	$23,008	$28,760	$34,512	$40,264
200,000	34,512	46,016	57,520	69,025	80,529
300,000	51,768	69,025	86,281	103,537	120,793
400,000	69,025	92,033	115,041	138,049	161,057
500,000	86,281	115,041	143,801	172,561	201,322
600,000	103,537	138,049	172,561	207,074	241,586
700,000	120,793	161,057	201,322	241,586	281,850
800,000	138,049	184,065	230,082	276,098	322,115
900,000	155,305	207,074	258,842	310,610	362,379
1,000,000	172,561	230,082	287,602	345,123	402,643

      For eligible executives Visteon provides additional non-qualified, unfunded pension benefits through a Supplemental Executive Retirement Plan (“SERP”) and an Executive Separation Allowance Plan (“ESAP”). For eligible executives hired prior to January 1, 2002, the SERP provides an additional monthly benefit, in the form of a life annuity, equal to the participant’s Final Average Monthly Salary (without regard to the Internal Revenue Code compensation limit) times years of employment times a percentage determined by job classification at retirement. The percentages range between 0.20% and 0.90%. For eligible executives hired on or after January 1, 2002, the additional monthly benefit is based upon a hypothetical account balance that is in excess of the amount calculated under the VPP BalancePlus Program and the Pension Parity Plan. The account balance from the SERP before offset is calculated under the formulas in the BalancePlus Program with the following modifications: 1) Annual Salary is calculated without regard to the Internal Revenue Code Compensation limit, 2) Final Average Monthly Salary is increased by the average of the three highest consecutive Annual Incentive amounts, 3) a 15% benefit multiplier is used under the Pension Equity formula in lieu of the 12.5% benefit multiplier. The Pension Equity account under the SERP has its own early retirement reduction factors, which are applied at early retirement before offsetting the amount calculated under the BalancePlus Program and the Pension Parity Plan. The additional monthly benefit is payable in the same form as paid under the BalancePlus Program. The ESAP provides a temporary monthly benefit, payable to age 65, equal to the participant’s highest base salary times a percentage, not to exceed 60% equal to the sum of i) 15%, ii) 6% for each year that such participant’s age at separation exceeds 55, (not to exceed 30%), and iii) 1% for each year of service in excess of 15. This amount is offset by any payments paid or payable from any other private retirement plan of the company other than the SERP.

Table 2-A

Projected Total Annual Retirement Benefits
From The Supplemental Executive Retirement Plan
(Salaried Employees Hired Prior to January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$3,000	$4,000	$5,000	$6,000	$7,000
200,000	6,000	8,000	10,000	12,000	14,000
300,000	18,000	24,000	30,000	36,000	42,000
400,000	24,000	32,000	40,000	48,000	56,000
500,000	52,500	70,000	87,500	105,000	122,500
600,000	63,000	84,000	105,000	126,000	147,000
700,000	78,750	105,000	131,250	157,500	183,750
800,000	96,000	128,000	160,000	192,000	224,000
900,000	121,500	162,000	202,500	243,000	283,500
1,000,000	135,000	180,000	225,000	270,000	315,000

Table 2-B

Projected Total Annual Retirement Benefits
From The Supplemental Executive Retirement Plan
(Salaried Employees Hired On or After January 1, 2002)

	Years of Service

Remuneration	15	20	25	30	35

$100,000	$11,734	$15,646	$19,557	$23,469	$27,380
200,000	23,469	31,291	39,114	46,936	54,759
300,000	35,203	46,936	58,671	70,405	82,139
400,000	46,936	62,582	78,228	93,873	109,519
500,000	58,671	78,228	97,785	117,342	136,898
600,000	70,405	93,873	117,342	140,810	164,278
700,000	82,139	109,519	136,898	164,278	191,658
800,000	93,873	125,165	156,455	187,747	219,037
900,000	105,608	140,810	176,013	211,216	246,417
1,000,000	117,342	156,455	195,570	234,683	273,798

Assumed Annual Incentive: 40% of Remuneration

Table 3

Projected Total Annual Retirement Benefits
From The Executive Separation Allowance Plan
Assuming Benefits Commence at Age 55

	Years of Service

Remuneration	15	20	25	30	35

$200,000	$30,000	$40,000	$50,000	$60,000	$70,000
300,000	45,000	60,000	75,000	90,000	105,000
400,000	60,000	80,000	100,000	120,000	140,000
500,000	75,000	100,000	125,000	150,000	175,000
600,000	90,000	120,000	150,000	180,000	210,000
700,000	105,000	140,000	175,000	210,000	245,000
800,000	120,000	160,000	200,000	240,000	280,000
900,000	135,000	180,000	225,000	270,000	315,000
1,000,000	150,000	200,000	250,000	300,000	350,000

      The table below shows the credited service earned by the Named Executives under the Visteon Retirement Plan as of December 31, 2002:

	Credited Service (years)

Peter J. Pestillo	2.3
Michael F. Johnston	2.2	*
Daniel R. Coulson	2.3
James Orchard	1.5

*	Michael F. Johnston will also receive additional retirement benefits determined by crediting one additional year of service for each year of service credited under the terms of the Visteon Pension Plan as shown above.

     Visteon Holdings GmbH, an indirect, wholly owned subsidiary of the company, has agreed to provide Dr. Pfannschmidt with a pension payable as a 60% joint and survivor annuity commencing at age 65 equal to 0.5% of final five year average annual base compensation up to the Final Average Social Security Contribution Ceiling (SSCC), plus 1.5% of final five year average annual base compensation in excess of SSCC times years of pensionable service. Early retirement benefits are payable commencing after age 55, reduced by 4.8% for every year before age 62. In the event of disability, the pension would be calculated by projecting service to age 65 and applying the early retirement reduction factors. In addition to the 60% survivor annuity, ancillary orphan’s benefits are also provided. As of December 31, 2002, Dr. Pfannschmidt had earned 1.167 years of pensionable service.

Table 4

Projected Annual Retirement Benefits
for Dr. Heinz Pfannschmidt

	Years of Service

Remuneration	5	10	15	20	25

125,000	6,315	12,630	18,945	25,260	31,575
150,000	8,190	16,380	24,570	32,760	40,950
175,000	10,065	20,130	30,195	40,260	50,325
200,000	11,940	23,880	35,820	47,760	59,700
225,000	13,815	27,630	41,445	55,260	69,075
250,000	15,690	31,380	47,070	62,760	78,450
300,000	19,440	38,880	58,320	77,760	97,200
400,000	26,940	53,880	80,820	107,760	134,700
450,000	30,690	61,380	92,070	122,760	153,450
500,000	34,440	68,880	103,320	137,760	172,200

Employment and Other Agreements

      The company has entered into an employment agreement with Michael F. Johnston that provides terms of employment, compensation, incentive plan compensation, benefits and perquisites, pensions, employment termination, non-competition and confidentiality, and “change in control” provisions. Mr. Johnston’s agreement expires on September 15, 2005. Thereafter, his agreement will be extended automatically each year unless, not later than ninety days prior to each such date, the company or Mr. Johnston shall have given notice not to extend the term. The agreement also may be terminated under certain specified circumstances including the termination by either party upon 90 days notice. Mr. Johnston is also entitled to receive twelve months salary, his target annual bonus award for the applicable fiscal year, the immediate vesting of all his stock options, restricted shares and other long term incentives and the continuation of certain health and welfare insurance coverage if he elects to terminate his employment following the affirmative determination of the Board of Directors that Mr. Johnston will not succeed the current Chief Executive Officer to such position.

      In addition, a wholly-owned subsidiary of the company has entered into a service agreement with Dr. Heinz Pfannschmidt that provides terms of his appointment, compensation, incentive plan compensation, benefits and perquisites, employment termination, non-competition and confidentiality. Dr. Pfannschmidt’s agreement is subject to termination by either party upon at least 24 months notice. In the event of the termination of the agreement, Dr. Pfannschmidt is entitled to amounts that would have otherwise been payable under the agreement over the 24 month period following notice of termination, either in a lump sum or in installments.

      The “Change in Control” provisions of Mr. Johnston’s employment agreement and other agreements with Messrs. Pestillo, Coulson and Orchard, and certain other officers, specify two triggering events: (i) a change in control and (ii) within three years (executive officers) or two years (certain other officers) after the change in control one of the following events occurs: participant’s employment is terminated without cause; a negative material change in made in participant’s duties and responsibilities; participant’s compensation or benefits are decreased and such decrease is unrelated to company performance; participant is required to materially relocate his or her residence or principal office location against his or her will; or the participant is not offered a comparable position with the successor entity. Each of the executive officers and certain other officers also has 30 days at the end of the first year after a change in control to terminate his or her employment for any reason and still receive the benefits under the agreement.

      Each participant is entitled to the following benefits upon occurrence of the triggering events: base salary, pro-rated annual bonus and any accrued vacation pay through date of termination; a severance payment in the amount of three times (executive officers) or one and one-half times (certain other officers) base salary plus target bonus; all unvested options and restricted stock will vest and become immediately exercisable, all awards under the Visteon Corporation 2000 Incentive Plan become payable immediately on a pro-rated basis; any compensation previously deferred, together with accrued interest or earnings, will be distributed as a lump sum payout; participant’s Supplemental Executive Retirement Program benefits will be funded through a trust or other mechanism which is protected from the persons controlling the company after the occurrence of the change in control; and health, dental and life insurance will remain in force over the cash severance benefit period. Change in control payments for executive officers will be grossed up for the payment, if any, of additional federal taxes (Code Section 280(G) “Excess Parachute Payment”). Other officers will not be grossed up; however, any officer whose contractual entitlements would be greater if such entitlements were to reduce the officer’s safe harbor level under the golden parachute excise tax provisions of the Code (thereby avoiding the imposition of the excise tax), will have his or her payment so reduced. An officer in this group whose contractual entitlements after payment of applicable excise taxes would be greater than his or her safe harbor amount would not incur such a reduction.

APPENDIX D — AUDIT COMMITTEE CHARTER

Charter of the Audit Committee of the Board of Directors of Visteon Corporation

      1. Purpose. The Audit Committee’s purpose shall be to assist the Board of Directors in its oversight of the integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Corporation’s internal audit function and its independent auditors. The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditors, and each such auditor shall report directly to the Audit Committee.

      2. Composition. The Audit Committee shall be comprised of three or more directors, as determined from time-to-time by the Board of Directors. Members of the Audit Committee and its Chairman shall be appointed from time-to-time by the Board of Directors and shall serve for such period of time as may be determined by the Board of Directors.

      Each member of the Audit Committee must:

(i) be financially literate (or become so within a reasonable time after his or her appointment to the Audit Committee);

(ii) meet the independence standards as set forth in relevant law and the rules of the New York Stock Exchange;

(iii) not serve on the audit committees of more than two other public companies unless the Board of Directors has determined that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

      3. Meetings. The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. A majority of the total number of members of the Audit Committee shall constitute a quorum for transacting business. The Audit Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee shall maintain minutes of its meetings and records relating to those meetings or other actions and provide copies of such minutes or records to the Board of Directors.

      4. Duties and Responsibilities. In carrying out its duties and responsibilities, the Audit Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Audit Committee, the Audit Committee shall have the following authority and responsibilities.

(a) The Audit Committee shall have the sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor and to approve all audit, review and attest engagement fees and terms. At each annual meeting of stockholders, the Audit Committee shall make a recommendation to the stockholders whether to ratify the appointment of the independent auditor. The Audit Committee (or a designated member of the Audit Committee in the case of clause (i)) shall either (i) pre-approve each engagement of the Corporation’s independent auditor to perform services other than audit, review or attest services for the Corporation or (ii) establish a detailed pre-approval policy and procedure pursuant to which management of the Corporation may engage the Corporation’s independent auditor to perform services other than audit, review or attest services.

(b) Obtain and review at least annually a formal written report from the independent auditor describing: the auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control or peer reviews of the firm, or, within the preceding five years, by any inquiry or investigation by any governmental or professional authorities relating to any audit conducted by the firm. The Audit Committee will also review steps taken by the auditing firm to address any findings in any of the foregoing reviews. Also, in order to assess auditor independence, the Audit Committee will undertake the following:

•	receive from the auditors, on a periodic basis, a formal written statement delineating all relationships between the auditors and the Corporation consistent with Independence Standards Board Standards;

•	review, and actively discuss with the Board, if necessary, and the auditors, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the auditors;

•	recommend, if necessary, that the Board take certain action to satisfy itself of the auditors’ independence; and

•	review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors’ firm.

(c) Discuss with management and the independent auditor the annual audited financial statements, quarterly financial statements and the Corporation’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

(d) Consider and approve, if appropriate, the initial selection of and major changes to auditing and accounting principles and practices proposed by management. Discuss with the independent auditors any significant changes in auditing standards or audit scope impacting the audit.

(e) Establish regular systems of reporting to the Audit Committee by finance management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements, and any significant issues encountered during the course of the review or audit.

(f) Review and accept, if appropriate, the annual audit plan of the Corporation’s internal auditors and independent auditors, including the scope of audit activities, and monitor such plan’s progress and results during the year.

(g) Oversee the adequacy and effectiveness of the accounting and internal control policies and procedures through inquiry and discussions with the internal auditors, independent auditors and management of the Corporation, including the Disclosure Committee, as appropriate. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(h) Review, with the General Counsel, any legal matter that could have a significant impact on the financial statements.

(i) Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

(j) Discuss with management and the independent auditor, as appropriate, any significant audit problems or difficulties and management’s response, and the Corporation’s related risk assessment and risk management policies, including the Corporation’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

(k) Prepare and publish an annual Audit Committee report in the Corporation’s proxy statement.

(l) Set clear policies for the hiring of employees or former employees of the Corporation’s independent auditor.

(m) Meet separately, on a periodic basis, with each of management, the internal auditors and the independent auditors.

(n) Review and recommend for approval to the Board of Directors an annual compliance plan with respect to the Corporation’s Ethics Policy, and amendments to such policy as necessary.

(o) Retain such outside counsel, experts and other advisors as the Audit Committee may deem appropriate in its sole discretion. The Audit Committee shall have sole authority to approve related fees and retention terms for such engagements.

(p) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Audit Committee or the Board of Directors deems necessary or appropriate.

(q) Report to the Board of Directors after each Audit Committee meeting.

(r) Conduct and present to the Board of Directors an annual performance evaluation of the Audit Committee. The Audit Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

* * *

      While the Audit Committee has the duties and responsibilities set forth in this charter, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations.

APPENDIX E — A PLEDGE OF INTEGRITY

See the possibilities™

      As Visteon continues on its journey as an independent corporation, we have the unique opportunity to decide who we are as a company, what we stand for, and how we will conduct ourselves — both within the confines of our own facilities and operations and out in the marketplace. As employees, we have the opportunity each day and in every circumstance to respond to these challenges, realizing that how we act will determine, in large part, how we are regarded by our customers, our communities and our co-workers.

      Guiding our actions are certain core values. They include citizenship, innovation, safety, customer focus, people, profitability and integrity. Perhaps the most overarching value, the one that significantly impacts all the others, is integrity. Conducting ourselves with integrity requires a strong and continuing commitment to the ethics policy outlined in this booklet. I urge you to review these important principles and take time to reflect on how they affect you and your work.

      The ethical standards embodied in our policies — and our conduct — will distinguish Visteon as we continue on our exciting journey to success.

Sincerely,

Peter J. Pestillo

Chairman

Core Values

INNO	V	ATION
Our people’s creativity and their ability to anticipate the market and leverage technology will give us a competitive advantage.
INTEGRITY
We demand the highest ethical standards of ourselves and others.
SAFETY
We will not compromise in providing a safe work environment for our employees and safe products for our customers.
CUS	T	OMERS
We will earn the trust and satisfaction of our customers by exceeding their expectations.
P	E	OPLE
We will create an inclusive work environment where all employees can contribute to their fullest capability.
PR	O	FITABILITY
We are committed to providing value to our shareholders by building a high performing business.
CITIZE	N	SHIP
We will act to protect the environment and add value to the community.

Leadership Standards

Focus on the Customer

      Demonstrate fast response, flawless execution and flexible approaches.

Understand the Business

      Leverage product integration and acquire an in-depth knowledge of our customers, competitors, partners and ourselves.

Take Action

      Seek creative solutions to problems, add value and make a difference.

Value Diversity and Respect Others

      Cultivate an environment where all ideas are considered and valued and all people can succeed.

Teach and Learn

      Share knowledge and experience; gain new insights from others.

Take Responsibility

      Be accountable for decisions and actions.

Demonstrate Integrity

      Possess business ethics beyond reproach.

Foster a Safe and Healthy Environment

      Practice careful workplace standards and become model global citizens.

Recognize Individual and Team Contributions

      Celebrate our successes; learn from our mistakes.

Communicate

      Share information.

Diversity and Equal Opportunity

      Visteon is committed to creating and maintaining an environment in which all employees are treated with integrity and respect, and differences are highly valued. We are working to foster an inclusive environment that provides equal opportunity to our employees, customers, suppliers and the community at large. By creating a corporate culture in which harassment or discriminatory treatment of any form is not tolerated, we can give every employee the opportunity to contribute fully to the business success of Visteon.

Safety, Health and the Environment

      At Visteon, the health and safety of each individual is a primary concern. We are committed to practices that will generate safe workplace actions, conditions and procedures, and we are working closely with our employees to develop and maintain a safe and healthy work environment. Visteon also is a responsible corporate citizen, protecting and conserving the natural environment. We comply with all accepted environmental standards — meeting and often exceeding applicable regulatory and legal requirements. We continually are improving our environmental performance, working to minimize the creation of solid and liquid waste and eliminating other practices that could have a harmful impact on the environment.

      In addition, we encourage and support our employees’ involvement in local environmental issues as they strive to make a difference within our communities.

Product Safety and Quality

      To realize our vision of becoming the world’s leading supplier of integrated automotive systems, Visteon must design, engineer and manufacture products that meet or exceed all applicable laws, regulations, voluntary standards and industry practices. Acknowledging the trust customers and consumers place in us, we accept the responsibility to produce high quality products and services with a commitment to continuous improvement in product performance. And we are dedicated to creating products that consistently earn high marks for safety. Because every employee impacts Visteon products and services, we all share the commitment to, and responsibility for, safety and quality in the products we make.

Company Property and Information

      Company records, property, technical information and communications constitute a valuable asset that can be critical to Visteon’s performance and competitive advantage. Such materials are the property of the company and should be used only to further Visteon’s business objectives.

      Employees can help protect the confidentiality of this important business information by taking certain precautions:

•	Discuss confidential information only in secured areas

•	Limit use of speakerphones and cellular phones

•	Lock all file cabinets

•	Secure computers and computer discs

•	Restrict entry to secured areas to persons with proper identification

•	Prohibit use of cameras on company sites

•	Keep prototypes, parts and related product information out of sight

•	Refer outside requests for information to the appropriate organization

•	Shred confidential papers

      In addition, employees are required to ensure the accuracy of any records they may develop or review, including financial records, expense reports and engineering or other technical documents.

      These responsibilities and restrictions apply equally to electronic information methods (e-mail, Internet, etc.) and prohibit accessing or creating any electronic communications that contradict Visteon personnel policy.

Intellectual Property

      Inventions, ideas and other forms of intellectual property are an integral part of Visteon’s success. As a result, we are diligent about protecting valuable company technology through patents, trade secret protection, copyrights or other such methods. Visteon is equally committed to avoiding the unauthorized use of the intellectual property of other companies or individuals.

Insider Trading

      One example of a misuse of Visteon information and a violation of the law is insider trading. Insider trading occurs when an individual uses material nonpublic information acquired in the course of employment to buy or sell stock or other securities. It is unethical and unlawful for Visteon employees to use such information for their own benefit or to disclose it to others (such as family members or friends) who would use it in buying or selling Visteon securities. Also prohibited are “tips” about a company with which Visteon might have a pending material transaction, such as an acquisition or a strategic alliance, if information about the transaction is nonpublic.

Conflicts of Interest

      As Visteon employees, we should avoid any actions, investments or interests which reflect unfavorably on ourselves or the company. More specifically, we should avoid any action that has the potential or appearance of impacting the company adversely or interfering with an employee’s business judgment. Examples of potential conflicts of interest include: accepting offers of lavish gifts, entertainment or other favors from suppliers; having a financial interest in a vendor or business partner of Visteon; outsourcing work to a company in which a relative has a position of leadership or stands to make monetary gain. Visteon employees also must be aware of our customers’ policies regarding gifts and entertainment and respect such policies.

Antitrust Legislation

      Visteon policy as well as antitrust laws prohibit price fixing, unfair competition or any other activity which unfairly impacts or restricts competition in the marketplace. Seeking or receiving competitive information or gaining a competitive advantage through illegal means is prohibited. Activities that might constitute violations of antitrust laws and Visteon policy include agreements with competitors on pricing elements, agreements to divide territories or markets, or any limitation on the export, import, production, purchase or sale of products.

International Business and Governmental Regulations

      Visteon expects employees, agents and its representatives to comply with all applicable laws in every country in which Visteon does business. One of the most significant laws that will be encountered by employees or others involved in government or international business markets is the Foreign Corrupt Practices Act (FCPA). The FCPA prohibits offers of, or payments to, foreign officials, political parties or candidates for political office, to obtain preferential governmental treatment. This prohibition extends beyond monetary payments and includes offering anything of value not only to government officials, but also to their representatives or family members. Under certain limited circumstances, nominal payments to facilitate governmental services to which Visteon is legally entitled are not in violation of the FCPA.

      Even to the extent that such payments are legal and customary in any particular country in which Visteon does business, they may not be made without advance approval of the legal department. Legal department approval is also required whenever Visteon employees are contemplating giving gifts or contributions to government representatives or foreign officials.

      Several laws restrict the countries in which Visteon can operate, as well as the information or products that it can export. Before making a business entry into any new country, consult the legal department.

Other Responsibilities

      Integrity comes down to people doing the right thing — not looking for personal gain or to reward others by taking advantage of ambiguity or uncertainty. Visteon employees are not only champions of the ethics policy, they also can be its protectors — questioning and reporting any practice or activity that conflicts, or appears to conflict, with the Company’s ethical standards. Employees who report suspected violations of this policy will help further the business interests of Visteon and ensure that the public regards Visteon as a company committed to integrity.

      Employees should discuss any questions or concerns they have regarding compliance with their managers, their local human resources department or the legal department. Reports of violations or suspected violations of this policy can be made anonymously by calling 313-755-0790 (or 800-311-1561 in North America). The hotline is also a resource for resolving any questions or concerns you might have about Visteon’s ethical standards if discussions with management, human resources or the legal department have not resulted in a satisfactory resolution.

APPENDIX F — DIRECTIONS TO HOTEL DU PONT

From Philadelphia on I-95 South

1.	Take I-95 South through Chester to Wilmington.

2.	Follow I-95 South to Delaware Exit 7A marked “52 South Delaware Avenue”.

3.	Follow exit road (11th Street) to intersection with Delaware Avenue marked “52 South, Business District”.

4.	At the Delaware intersection, bear left, continuing on 11th Street.

5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

From Baltimore on I-95 North

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”

2.	From right lane, take Exit 7 onto Addams Street.

3.	At the third traffic light on Addams Street, turn right. Follow sign marked “52 South, Business District”.

4.	At the intersection of Delaware Avenue, bear left, continuing on 11th Street.

5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.

5859-PS-03

Two New Ways to Vote
VOTE BY INTERNET OR TELEPHONE
24 Hours a Day — 7 Days a Week
Save your Company Money — It’s Fast and Convenient

TELEPHONE
1-866-214-3792

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.	OR
INTERNET
https://www.proxyvotenow.com/vc

		Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	OR
MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided. Make sure the pre-printed address shows through the envelope window. Please do not mail additional cards in the return envelope.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

\/ DETACH PROXY CARD HERE TO VOTE BY MAIL \/

Please Vote, Sign, Date and
☐	Return Promptly in the	☒
	Enclosed Envelope.	Votes must be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the Election of all Management Nominees, FOR Proposal #2 and Against Proposals #3 & 4.

									FOR	AGAINST	ABSTAIN

1.	Elect three directors to three-year terms on the Board of Directors. Nominees: 01 — Peter J. Pestillo, 02 — Charles L. Schaffer and 03 — Thomas T. Stallkamp.						2. 4.	Ratify the Board’s appointment of PricewaterhouseCoopers LLP as the Company’s Independent Auditors for fiscal year 2003.	☐	☐	☐

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS*	☐	3.	A stockholder proposal relating to the adoption of a stockholder rights plan.	☐	☐	☐

*Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the following blank line.							4.	A stockholder proposal relating to the adoption of a code for the Company’s international operations.	☐	☐ AGAINST	☐ ABSTAIN

Exceptions

S C A N L I N E

Date	Share Owner sign here	Co-Owner sign here

4190

ADMISSION TICKET
Annual Meeting of Stockholders
May 14, 2003, 11a.m. E.D.T.
Hotel du Pont
Wilmington, Delaware 19801

DIRECTIONS:

1) FROM THE SOUTH: Take I-95 North to Wilmington Exit 7 marked “Route 52, Delaware Avenue”. From right lane take Exit 7 onto Adams Street. At the third traffic light on Adams Street, turn right onto 11th Street. At Delaware Avenue intersection stay left continuing on 11th Street. Follow 11th Street through four traffic lights. The Hotel du Pont is on the right at the Corner of 11th and Market St.

2) FROM THE NORTH: Follow I-95 North to exit 7A marked “Route 52, South Delaware Avenue” (11th Street). At Delaware Avenue intersection, stay left continuing on 11th Street. Follow 11th Street through four traffic lights. The Hotel du Pont is on the right at the Corner of 11th and Market St.

VISTEON CORPORATION

Proxy solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders

     The undersigned hereby appoints Daniel R. Coulson and Stacy L. Fox, or either of them, proxies with power of substitution, to vote all the shares of the Common Stock which the Undersigned is entitled to vote on all matters, unless the contrary is indicated on the reverse side hereof, which may come before Visteon’s Annual Meeting of Stockholders to be held at the Hotel du Pont, 11th & Market Street, Wilmington, DE, at 11:00 a.m., eastern daylight savings time, on May 14, 2003.

     The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement or any other person selected by the Board of Directors in substitution for any of the nominees (Proposal #1), (b) “FOR” Proposal #2 and (c) “AGAINST” Proposals #3 and 4, each of which is set forth in the Proxy Statement.

(Continued and to be signed on the reverse side)
VISTEON CORPORATION
P.O. BOX 11117
To change your address, please mark this box.	☐	NEW YORK, N.Y. 10203-0117	Comments or change of address

To include any comments, please mark this box.	☐